FOR IMMEDIATE RELEASE                            News Release

TEREX CORPORATION ANNOUNCES SENIOR LEADERSHIP CHANGES

WESTPORT, CT, January 14, 2013 - Terex Corporation (NYSE:TEX) announced the following leadership changes:

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Kevin Bradley, currently President, Terex Cranes, will transition to the role of Senior Vice President and Chief Financial Officer effective immediately after the filing of the Company's Annual Report on Form 10-K for 2012. Mr. Bradley was named President, Terex Cranes in January 2011. Prior to this appointment, Mr. Bradley had served as President, Terex Financial Services since joining Terex in 2005. Prior to joining Terex, Mr. Bradley had financial roles of increasing responsibility at GE Capital and AT&T Capital. Terex previously announced that Phil Widman would be retiring as Senior Vice President and Chief Financial Officer effective March 31, 2013.

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Tim Ford, currently President, Terex Aerial Work Platforms (AWP), will become President of Terex Cranes effective immediately. The Terex Utilities business and the recently established Terex Services North America business will continue to be the responsibility of Mr. Ford. Mr. Ford will also have direct responsibility for the Company's Latin American operations as well as Corporate Strategic Accounts and Government Programs. Mr. Ford joined Terex in 2006 following executive assignments at Toro, Honeywell and General Electric.

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Steve Filipov, currently President Developing Markets and Strategic Accounts, will become President, Terex Material Handling & Port Solutions effective immediately. Mr. Filipov will also assume the position of Chief Operating Officer of Demag Cranes AG as we continue the transition of this business into the Terex family. Mr. Filipov will retain overall Terex responsibility for the Russian market as well as Corporate Marketing. Mr. Filipov joined Terex in 1995 and has held positions of increasing responsibility, including President of Terex Cranes from 2004-2008.

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George Ellis, currently President, Terex Construction, will continue in this role and also assume responsibility for the Company's operations in India. Mr. Ellis joined Terex through the Genie acquisition in 2002 and has held several senior management positions at various Terex operations. Previously he held leadership positions at General Electric, Pratt & Whitney and PPG Industries.

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Matt Fearon, currently Vice President and General Manager of AWP Americas, will become President, Terex AWP effective immediately. Prior to this, Mr. Fearon had been Managing Director of AWP Europe. Mr. Fearon has 25 years of industry experience and has worked within the Terex/Genie operations for 18 years.

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Aloysius Rauen will continue in his current role as CEO of Demag Cranes AG and has announced his intention to resign during the course of 2013 once the integration of the Demag Cranes business into the Terex group is further along. Upon Mr. Rauen's resignation, Mr. Filipov will assume the role of CEO of Demag Cranes AG.

“These changes are intended to strengthen the Company's leadership team and provide our executives with new learning and growth opportunities. They reflect both a maturing and broadening of scope for the Terex leadership team,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer. “I am confident that under Kevin's leadership, Terex will continue to maintain the highest standards of financial integrity that has helped define Terex's finance organization and our Company as a whole. Tim, Steve, George and Matt have demonstrated strong leadership skills during their tenures with Terex and I believe their increasing responsibilities will serve us and our customers well. I thank Ays for his dedication to Demag Cranes and its employees and his efforts in integrating Demag Cranes into the Terex group.”

Forward Looking Statements
This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

About Terex
Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com